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Exhibit 10.15

Third Amendment to Lease

        This amendment (the "Third Amendment") is made as of September 21, 2006 by and between Intercontinental Fund III 117 Kendrick Street, LLC, a Massachusetts limited liability company with a principal place of business at 1270 Soldiers Field Road, Boston, MA 02135 (the `Landlord") and TechTarget.com, Inc., a Delaware corporation with a mailing address at 117 Kendrick Street, Needham, MA (the "Tenant").

RECITALS:

        WHEREAS, the Landlord and Tenant are parties to that certain lease agreement, the original of which is dated November 25, 2003 (the "Lease") between Wellsford/Whitehall Holdings, L.L.C as predecessor in interest to Landlord and Tenant as amended by First Amendment to Lease dated July 17, 2004 as further amended by Second Amendment to Lease dated as of December 2004 for premises consisting of approximately 60,073 +/- rentable square feet (the "Existing Premises") which Existing Premises consists of 42,330 +/-rentable square feet known as the Original Premises and 17,743 +/- rentable square feet known as the Expansion Premises, which Existing Premises is in the building located at 117 Kendrick Street, Needham, MA (the "Building") and is shown on Exhibit A attached hereto and incorporated herein by reference, which Lease is incorporated herein by reference.

        WHEREAS, the Landlord and Tenant wish to expand the Premises to include not only the Existing Premises but also certain additional space consisting of approximately 14,533 +/- rsf of space (the "Additional Expansion Premises"), which Additional Expansion Premises are shown on the floor plan attached hereto as Exhibit B, based on the terms and conditions stated herein; and

        NOW THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Landlord and Tenant agree as follows:

1.
Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Lease. In the event of any conflict with respect to such terms, the definitions set forth in this Third Amendment shall govern.

2.
Incorporation of Recitals. The recitals set forth above are incorporated herein and made a part of this Third Amendment to the same extent as if set forth herein in full.

3.
Demises of Additional Expansion Premises. Commencing on or about May 1, 2007 ("Additional Expansion Premises Commencement Date"), Landlord hereby demises and lease to Tenant and Tenant accepts from Landlord the Additional Expansion Premises. If Landlord fails to deliver possession of the Additional Expansion Premises on the Additional Expansion Premises Commencement Date, the Landlord shall not be liable for any damages caused thereby, nor shall this Third Amendment be void or voidable.

4.
Landlord Improvements. On or before the Additional Expansion Premises Commencement Date, Landlord shall deliver the Additional Expansion Premises to Tenant in turn key build-out in accordance with the plans attached hereto as Exhibit C, which delivery date is estimated to be May 1, 2007. Any additional improvements to the Additional Expansion Premises shall be performed by the Tenant, at its sole cost and expense in accordance with Article 5 hereof.

5.
Tenant Improvements. Tenant is currently preparing, at its -sole cost and expense, plans and specifications for the improvements Tenant desires to make to the Additional Expansion Premises (the "Plans). The Plans shall be submitted to Landlord for its approval, which approval shall not be unreasonable withheld and shall be granted or rejected within ten (10) days after Landlord's receipt of the Plans. The Plans shall be stamped by a Massachusetts registered architect and shall comply with all applicable laws, ordinances and regulations (including without limitation, the applicable requirements of the Americans with Disabilities Act of 1990, as amended from time to time, and the regulations promulgated thereunder) and the requirements of the Lease regarding Alterations and shall be in a form satisfactory to appropriate governmental authorities responsible for the issuance of permits, approvals and licenses required for construction. Landlord's approval of the Plans shall not impose upon Landlord any responsibility or liability whatsoever to Tenant. Promptly after approval of the Plans, Tenant shall commence and exercise all reasonable efforts to complete the work specified therein ("Tenant's Work"). All of the Tenant's Work shall be completed in accordance with the approved Plans and the requirements for Alterations set forth in the Lease. Copies of all permits and approvals required for Tenant's Work shall be furnished to Landlord promptly upon receipt thereof. Tenant's Work shall be performed by a general contractor first approved by Landlord, which approval shall not be unreasonably withheld or delayed, under a written construction contract. The approval by Landlord of Tenant's general contractor shall not impose upon Landlord any responsibility or liability whatsoever to Tenant as a result of or arising out of the defaults or other acts or omissions of the general contractor. A copy of all required bonds and certificates of insurance required by the Lease shall be furnished to Landlord prior to the commencement of construction and installation of Tenant's Work. Within forty-five (45) days after completion of any Tenant's Work Tenant shall provide to Landlord "as built" plans of the Tenant's Work. Tenant shall provide Landlord with copies of the certificate of occupancy for any Tenant's Work that requires a certificate of occupancy reasonable promptly after completion of such Tenant's Work. Tenant shall be entirely responsible for all costs and expenses associated with Tenant's Work.

6.
Additional Expansion Premises Term. The Term of the Lease with respect to the Additional Expansion Premises shall commence on the Additional Expansion Premises Commencement Date and shall expire on December 31, 2009. Further it is acknowledged and agreed that the Term with respect to the Original Premises shall expire on December 31, 2009 and the Term with respect to the Expansion Premises shall expire on March 31, 2010.

7.
Amendment of Terms. As of the Additional Expansion Premises Commencement Date, the following terms whenever they appear in the Lease shall have the following meanings:

Premises Rentable Area:	74,606, consisting of 42,330 rentable square feet of the Original Premises, 17,743 rentable square feet of the Expansion Premises and 14,533 rentable square feet of the Additional Expansion Premises.
Original Premises:	The portion of the Building consisting of 42,330 rentable square feet in the location shown on Exhibit A-1 to the Lease.
Expansion Premises:	The portion of the Building consisting of 17,743 rentable square feet in the location shown on Exhibit B, to the Second Amendment to Lease.
Additional Expansion Premises:	The portion of the Building consisting of 14,533 rentable square feet in the location shown on Exhibit B attached hereto.
Premises:	The Original Premises, the Expansion Premises and the Additional Expansion Premises.
Tenant's Share:	20% with respect to the Original Premises, 8.39% with respect to the Expansion Premises and 6.86% with respect to the Additional Expansion Premises
Operating Expense Base Year:
For the Original Premises: the calendar year ending December 31, 2004; For the Expansion Premises: the calendar year ending December 31, 2005; For the Additional Expansion Premises: the calendar year ending December 31, 2007.
Real Estate Tax Base Year:
For the Original Premises: the twelve month period year ending June 30, 2004; For the Expansion Premises: the twelve month period ending June 30, 2005; For the Additional Expansion Premises: the twelve month period ending June 30, 2007.
8.
Additional Expansion Premises Base Rent. In addition to the Base Rent set forth in the Lease for the Original Premises and the Base Rent set forth in the Second Amendment for the Expansion Premises, beginning on the date which is one week following delivery of the Additional Expansion Premises to the Tenant ("Additional Expansion Premises Rent Commencement Date"), the Base Rent, for the Additional Expansion Premises ONLY shall be calculated as follows:

Period	Basic Rent/ Square Foot	Annual Base Rent	Monthly Base Rent
Month 1-12 of Term with respect To Additional Expansion Premises	$26.50	$385,124.50	$32,093.71
Month 13-24 of Term with respect To Additional Expansion Premises	$27.50	$399,657.50	$33,304.79
Month 25-32 of Term with respect To Additional Expansion Premises	$28.50	$414,190.50	$34,515.88

9.
Commencing upon the Additional Expansion Premises Commencement Date and continuing throughout the remainder of the Term, "Parking Allocation" as defined in Section L17 Parking Allocation of the Lease with respect to the Additional Expansion Premises ONLY shall be "forty-eight (48) unreserved parking spaces located within the Parking Facilities, subject to the terms of Section 5.3 of the Lease"

10.
A of the Additional Premises Commencement Date, Tenant shall have one (1) option to extend the Term of the Lease for a period of five (5) years in accordance with the terms and provisions of Exhibit D, attached hereto. It is further understood that as of the Additional Expansion Premises Commencement Date, Section 1.8,1.9,1.27, 5.415.5 and 5.6 of the Lease are deleted it their entirety and that Tenant's rights of first offer, refusal, relocation and extension are solely as are contained herein;

11.
Right of Relocation. The foregoing notwithstanding, in the event that on or before December 31, 2008 Landlord is able to recapture the 25,589 rsf currently occupied by Geotrust ("Geotrust Space"), Tenant will have a one time option to relocate to said Geotrust Space ("Relocation Option"). The Relocation Option shall be under the following general terms and conditions (and shall be more particularly articulated and described in an amendment to be executed between the Landlord and Tenant):

a.
Expiration Date for Geotrust Space: December 31, 2009

b.
Rent for Geotrust Space: Same rent (per square foot) as rent for Additional Expansion Premises

c.
Square Footage: 25,589 +/- rsf

d.
Condition of Geotrust Space: "As-Is"

e.
If the Geotrust Space becomes available before December 31, 2008, Landlord shall, within five (5) business days of determining such space has become available, offer to lease such space to Tenant in writing ("Landlord's Notice of Relocation Space"). Tenant shall then have five (5) business days from receipt of Landlord's Notice of Relocation Space to accept the terms and conditions of Landlord's Notice of Relocation Space by notifying Landlord, in writing, of its intent to lease the Geotrust Space on said terms and conditions. If Tenant notifies Landlord of its intent to relocate to the Geotrust Space, Landlord shall submit to Tenant, and Tenant shall execute and deliver to Landlord within ten (10) business days from receipt thereof, an amendment to the Lease which contains all of the terms and conditions set forth in Landlord's Notice of Relocation Space, and such modifications to this lease as may be necessary to reflect the relocation to said Geotrust Space. If Tenant elects not to relocate to the Geotrust Space or Tenant fails to execute and deliver said amendment within said 5-business day period, Tenant's right to lease the Geotrust Space shall forever terminate, and Landlord shall have no further obligation to lease the Geotrust Space to Tenant and may lease the Geotrust Space (or any portion thereof) to another party upon such terms and conditions as Landlord may deem appropriate, free and clear of any rights in favor of Tenant contained herein.

12.
Landlord and Tenant each warrant and represent that it has not negotiated with any broker (other than Meredith & Grew, Cushman & Wakefield and Intercontinental Management Corp. (collectively the "Brokers")) in connection with ibis Third Amendment and each party agrees to indemnify and hold the other party harmless if such warranty or representation is untrue. It shall be Landlord's obligation to pay the Brokers pursuant to their separate agreement

13.
Tenant's Representations. Tenant hereby represents and warrants to Landlord that as of the date hereof: (a) all of Tenant's estate, right, title and interest in and to the Lease is free and clear of assignments, sublettings, liens and encumbrances; (b) the Lease is in full force and effect; (c) Tenant is presently in possession of the Premises and is paying the rentals and any other charges or sums due under the Lease; (d) the Lease has not been modified, supplemented or amended in any way, except as may be indicated in the recitals set forth above; and (e) to the best of Tenant's knowledge as of the date of this First Amendment, Tenant is not aware of any actionable defenses, claims or set-offs under the Lease against rents or charges due or to become due thereunder.

14.
Ratification of Lease. Except as modified herein, all terms and conditions of the Lease remain in full force and effect, as hereby amended, and are hereby ratified and affirmed, as modified by this First Amendment.

15.
Except as provided herein, all other terms and conditions of the Lease remain unchanged and in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        WITNESS our hands and seal this 21st day of September, 2006.

LANDLORD: Intercontinental Fund III 117 Kendrick Street, LLC		TENANT: TechTarget, Inc.
By: Intercontinental Real Estate Investment Fund III, LLC, its Manager
By: Intercontinental Real Estate Corporation Its Manager
By:	/s/ PETER PALANDJIAN Name: Peter Paladjian Title: President and Treasurer	By:	/s/ ERIC SOCKOL Name: Eric Sockol Title: CFO

[COUNTERPART SIGNATURE PAGE TO THIRD AMENDMENT TO LEASE]

EXHIBIT A
Existing Premises
(attached hereto consisting of one (1) page)

EXHIBIT B
Additional Expansion Premises
(attached hereto consisting of one (1) page)

EXHIBIT C
Plans and Specifications

EXHIBIT D

OPTION TO EXTEND

        Tenant, having at all times faithfully performed all of the terms and conditions of this Lease, having cured all defaults hereunder of which Tenant has received written notice, and having not been in default beyond expiration of applicable grace, notice, and cure periods in the six (6) months immediately preceding the date on which it must exercise this option to extend shall have the option to extend this lease for one 5 year term (being the "Extended Term"), upon the same terms and conditions of this lease, except that Base Rent for the Extended Term shall be at the Market Rent. Tenant shall have no further options to extend after this option has been exercised or waived. Tenant shall notify Landlord, in writing, of it exercise of this option at least twelve (12) months prior to the Expiration Date.

        If this lease is extended, all referenced to "Term" herein shall refer to the Term as extended unless specifically designated otherwise.

        Market Rent shall be determined in accordance with the procedure set forth hereinafter.

        The parties shall have thirty (30) days after Landlord receives Tenant's extension option notice in accordance herewith in which to agree on the Market Rent for the Extended Term. If the parties agree on the Market Rent during such (30) day period, Landlord and Tenant shall execute an amendment to this Lease setting forth the Market Rent for the extended Term.

        If the parties are unable to agree on the Market Rent within the thirty (30) day period, then, within ten (10) days after the expiration of that period, each party, at its cost and by giving notice to the other party, shall appoint a qualified M.A.I. real estate appraiser with at least five years full time commercial appraisal experience in the Boston metropolitan area to appraise and set the Market Rent for the Premises. If a party does not appoint such an appraiser, the single appraiser appoint shall be the sole appraiser and shall set the Market Rent for the Premises. The two appraisers appointed by the parties as stated in this paragraph shall meet promptly and attempt to establish the Market rent for the Premises. If they are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to select a third appraiser meeting the qualifications stated in this paragraph within ten (10) days after the last day the two appraisers are given to set the Market Rent. If they are unable to agree on the third appraiser, either of the parties of this lease, by giving ten (10) days notice to the other party, can appeal to the then president of the Greater Boston Real Estate Board, for the selection of a third appraiser who meets the qualifications stated in this paragraph. Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser's fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party.

        Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers shall set the Market Rent for the Premises. If a majority of the appraisers are unable to set the Market Rent within the stipulated period of time, the three appraisals shall be added together and their total divided by three; the resulting quotient shall be the Market Rent for the Premises.

        If, however, the low appraisal and/or high appraisal are ore than ten percent (10%) lower and/or higher than the middle appraisal, the low appraisal and/or high appraisal shall be disregarded. If only one appraisal is disregarded, the remaining two appraisals shall be added together and their total divided by two; the resulting quotient shall be the Market Rent for the Premises. If both the low appraisal and the high appraisal are disregarded the middle appraisal shall be the Market Rent of the Premises.

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Third Amendment to Lease
EXHIBIT D OPTION TO EXTEND